                                                                   EXHIBIT 99.14

           UNAUDITED GENLYTE THOMAS GROUP LLC PRO FORMA CONSOLIDATED
                             STATEMENTS OF INCOME
                     For the Year Ended December 31, 1997
                                (in thousands)

                                                                                                                Pro Forma
                                                                    Pro Forma                                    Genlyte
                                                  Historical         Thomas        Transaction                   Thomas
                                                   Genlyte        Lighting (a)     Adjustments                  Group LLC
                                                  ----------      ------------     -----------                  ---------
Net Sales                                         $ 487,961        $ 390,638       $        -                   $ 878,599
    Cost of Sales                                   318,556          269,331              800      (b)            588,687
                                                  ----------      ------------     -----------                  ---------
Gross Profit                                        169,405          121,307             (800)                    289,912
    Selling & Administrative Expenses               131,784          103,451              264      (c)            234,699
                                                                                       (1,000)     (d)
                                                                                          200      (b)
                                                  ----------      ------------     -----------                  ---------
Operating Profit                                     37,621           17,856             (264)                     55,213
    Interest Expense, net                             4,085            3,741                -                       7,826
    Other Non-Operating Expenses                          -             (733)               -                        (733)
                                                  ----------      ------------     -----------                  ---------
Income Before Income Taxes                           33,536           14,848             (264)                     48,120
    Income Tax Provision                             14,423                -          (14,423)     (e)                  -
                                                  ----------      ------------     -----------                  ---------
Net Income                                        $  19,113       $   14,848       $   14,159                   $  48,120
                                                  ==========      ============     ===========                  =========

       THESE PRO FORMA FINANCIAL STATEMENTS DO NOT REFLECT THE SYNERGIES EXPECTED TO RESULT FROM THE TRANSACTION OR THE RELATED SYNERGY COSTS.


See Notes to Unaudited Genlyte Thomas Group LLC Pro Forma Consolidated Financial Statements.